NIDA & MALONEY, LLP
                               800 Anacapa Street
                            Santa Barbara, CA 93101
                            Telephone (805) 568-1151


                                 January 5, 2000


Via Edgar

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

         Re:      Ants Software.com
                  Registration Statement on Form 8-A
                  File No. 333-93973 (the "Registration Statement")

Ladies and Gentlemen:

         As special counsel to Ants Software.com, a Nevada corporation (the "Registrant"), we hereby make application to withdraw the above-referenced Registration Statement pursuant to Rule 477 under the Securities Act of 1933, as amended.

     We submit this request as the Registration Statement was inadvertently filed prior to its completion.

         Should you need any additional information or have any questions regarding the above, please contact me at (805) 884-8127.

                         Very truly yours,

                         Nida & Maloney, LLP


                         By: /s/ Theodore R. Maloney
                             ---------------------------
                                 Theodore R. Maloney